Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-4) and related Prospectus of Transcontinental Gas Pipe Line Company, LLC for the Offer to Exchange $1,000,000,000 5.100% Senior Notes due 2036 and $700,000,000 5.750% Senior Notes due 2056 of our report dated February 24, 2026, with respect to the financial statements of Northwest Pipeline LLC, included in Northwest Pipeline LLC’s Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
February 24, 2026